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                                                                EXHIBIT 99.1
                             [CITATION LETTERHEAD]



                                               NEWSRELEASE
                                        FOR MORE INFORMATION CONTACT:
                                        Rick Neece, CITATION 314/579-7900
                                        Ned Maniscalco for CITATION 314/982-1700


FOR IMMEDIATE RELEASE

                 CITATION AND MEDASYS SIGN AGREEMENT TO COMBINE

          ST. LOUIS, SEPTEMBER 15, 1998 - CITATION Computer Systems, Inc. (NASDAQ: CITA) and MEDASYS Digital Systems today announced they have signed an Agreement and Plan of Reorganization to combine the two companies. CITATION and MEDASYS announced in June that they had entered discussions about a possible business combination.

          The combined company will be called MEDASYS International, Inc. and will have annual sales of about $50 million. MEDASYS International, Inc. will be a U.S. company with headquarters in St. Louis and is expected to trade on both the Nasdaq National Market and the Nouveau Marche (New Market) of the Paris Bourse, the French stock exchange. The agreement assumes an exchange ratio of one share of CITATION common stock for each share of MEDASYS. The exchange ratio is based on, among other things, the companies' respective market prices prior to the June announcement, their relative asset values, and combined future earnings potential.

          J. Robert Copper, CITATION's chairman and chief executive officer, said, "Together, CITATION and MEDASYS will provide a world-class clinical information system centered around an 'electronic medical record' concept. Our agreement with MEDASYS will allow the combined company to grow in the world marketplace more effectively than we could as separate companies."

                                     -more-
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CITATION COMPUTER SYSTEMS
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          Jean-Marie Lucani, chairman and chief executive officer of MEDASYS, said, "MEDASYS has leading positions in the Picture Archiving and Communication System (PACS) and nuclear medicine environments. We have the opportunity to take a leading clinical integration position in the world healthcare market by combining CITATION's Radiology Information System (C-RIS) and its other clinical software with our offerings."

          Under the terms of the reorganization agreement, CITATION shareholders must approve the combination of the two companies, an increase in the number of authorized CITATION common shares from 10 million to 20 million and changing the name of the corporation to MEDASYS International, Inc. upon completion of the transaction. Certain other conditions including completion of due diligence must also be met. Upon approval, CITATION will undertake an initial public offering of its common stock in France and make an offer to the shareholders of MEDASYS to exchange their shares for CITATION shares.

          A registration statement and proxy statement will be filed by CITATION with the U.S. Securities and Exchange Commission in connection with a shareholder meeting where it will seek CITATION shareholder approval.
CITATION also will file a prospectus with the French securities commission for the initial public offering and exchange offer.

          Copper will become chairman of MEDASYS International Inc., with Lucani as president and chief executive officer. Richard D. Neece, currently president of CITATION, will become chief financial officer of the combined company. Alexis Westermann, vice chairman of MEDASYS, will be executive vice president of the combined company. In addition, the board of the combined company will be expanded from five to nine members, including the four officers named above and five outside directors.

                                     -more-
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CITATION COMPUTER SYSTEMS
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          CITATION Computer Systems, Inc. is a provider of client/server clinical and managed care systems for the healthcare enterprise. CITATION's clinical and managed care systems are found in approximately 370 healthcare facilities throughout the United States, Canada, the United Kingdom, Ireland, Asia-Pacific, and other countries.

          Based in the U.S. and Europe, MEDASYS Digital Systems is a digital imaging company engaged in the design and installation of advanced software devoted to the medical industry enabling management, processing storage and transmission of images from different clinical disciplines across multiple sites and the promotion and integration of scientific computing systems for the academic and hospital field.

          Those parts of the preceding discussion that pertain to expected future events constitute FORWARD-LOOKING STATEMENTS. Actual events may differ due to various factors discussed in Company filings with the Securities and Exchange Commission.

                                     # # #


          CITATION - THE BEST INFORMATION SYSTEMS VALUE IN HEALTHCARE